EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(1) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Ordinary Shares and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: February 6, 2020

HEXAVEST S.à r.l

By:	/s/ Alberto Morandini and /s/ Emilie Bordaneil
Name: Alberto Morandini and Emilie Bordaneil
Title: Managers

INDEX VENTURES VI (JERSEY) L.P.

By:	/s/ Sinead Meehan
Name: Sinead Meehan
Title: Director

INDEX VENTURE ASSOCIATES VI LIMITED

By:	/s/ Sinead Meehan
Name: Sinead Meehan
Title: Director